UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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Filed by a Party other than the Registrant  [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss. 240.14a-12

RUDDICK CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RUDDICK CORPORATION

301 S. Tryon Street, Suite 1800
Charlotte, North Carolina 28202

December 27, 2005

TO THE SHAREHOLDERS OF
RUDDICK CORPORATION

The Annual Meeting of the Shareholders of your Company will be held in the Auditorium, 12th Floor, Two Wachovia Center, 301 S. Tryon Street, Charlotte, North Carolina, on Thursday, February 16, 2006 at 10:00 A.M., local time. The Notice of the Annual Meeting of Shareholders and the Proxy Statement containing detailed information about the business to be transacted at the meeting, as well as a form of proxy, are enclosed.

Detailed information relating to the Company’s activities and operating performance is contained in our 2005 Annual Report, which also is enclosed.

You are cordially invited to attend the Annual Meeting of Shareholders in person. We would appreciate your signing and returning your proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the meeting. Your proxy will be returned to you if you are present at the meeting and so request.

Sincerely,
Thomas W. Dickson
President and Chief Executive Officer

RUDDICK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
FEBRUARY 16, 2006

To our Shareholders:

The Annual Meeting of the Shareholders of Ruddick Corporation will be held in the Auditorium, 12th Floor, Two Wachovia Center, 301 S. Tryon Street, Charlotte, North Carolina, on Thursday, February 16, 2006, at 10:00 A.M., local time, for the following purposes:

1.	To elect four directors of the Company for three-year terms;

2.	To consider and vote upon a proposal to approve the Amended Ruddick Corporation Director Deferral Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Pursuant to the provisions of the North Carolina Business Corporation Act, December 9, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and accordingly, only holders of the Company’s Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are cordially invited to attend the Annual Meeting. In the event you will be unable to attend, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.

By order of the Board of Directors.

Douglas J. Yacenda
Secretary

December 27, 2005

RUDDICK CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
to be held on
February 16, 2006

The following statement, first mailed or delivered to shareholders on or about December 27, 2005, is furnished in connection with the solicitation by the Board of Directors of Ruddick Corporation (herein called the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, February 16, 2006, at 10:00 A.M., local time, in the Auditorium, 12th Floor, Two Wachovia Center, 301 S. Tryon Street, Charlotte, North Carolina, and at any adjournment or adjournments thereof. The principal executive offices of the Company are located at 301 S. Tryon Street, Suite 1800, Charlotte, North Carolina 28202.

The accompanying form of proxy is for use at the Annual Meeting if a shareholder will be unable to attend in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Where specifications are not made, proxies will be voted (i) in favor of electing as directors of the Company the four persons named in this Proxy Statement as nominees, each to serve until the third annual meeting of shareholders following his or her election, (ii) in favor of approving the Company’s Amended Director Deferral Plan, and (iii) in the discretion of the proxy holders on any other matters presented at the Annual Meeting.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the original solicitation of the proxies by mail, the Company may request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the Company’s Common Stock (the “Common Stock”) and secure their voting instructions and will reimburse them for their reasonable expense in so doing. If necessary, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from the shareholders, either in person, by telephone or by special letter.

Pursuant to the provisions of the North Carolina Business Corporation Act, December 9, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of the Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 47,691,834 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors.

PRINCIPAL SHAREHOLDERS

The following persons are known to the Company to be, as of October 31, 2005, the beneficial owners of more than five percent of the Common Stock. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Of Class
T. Rowe Price Trust Company Trustee of the Ruddick Employee Stock Ownership Plan (2) Post Office Box 89000 Baltimore, Maryland 21289	7,625,773	16.1%
Southeastern Asset Management, Inc. and
Longleaf Partners Small-Cap Fund (3) 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	3,394,100	7.1%
Alan T. Dickson (4) 301 S. Tryon Street, Suite 1800 Charlotte, North Carolina 28202	3,121,690	6.6%
R. Stuart Dickson (5) 301 S. Tryon Street, Suite 1800 Charlotte, North Carolina 28202	2,458,345	5.2%

(1)	“Beneficial Ownership,” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The number of shares beneficially owned is as of October 31, 2005 unless otherwise indicated.

(2)	T. Rowe Price Trust Company, in its capacity as directed trustee, votes shares held by the Ruddick Employee Stock Ownership Plan (the “ESOP”) that have been allocated to individual accounts in accordance with the participants’ instructions, does not vote allocated shares as to which no instructions are received and votes the unallocated shares as directed by the fiduciary named under the ESOP.

(3)	Southeastern Asset Management, Inc., an investment advisor registered under the Investment Advisors Act of 1940, shares voting and investment powers with respect to 3,394,100 shares with its client Longleaf Partners Small-Cap Fund, an investment company registered under the Investment Company Act of 1940.

(4)	The amount shown includes 1,647,125 shares of Common Stock owned of record and beneficially by Alan T. Dickson or by certain trusts of which he is a trustee and beneficiary, as to which he has sole voting and investment power; 4,000 shares of Common Stock that may be acquired upon the exercise of stock options that are currently exercisable as to which he would have sole voting and investment power on acquisition; and 1,470,565 shares of Common Stock owned of record and beneficially by The Dickson Foundation, Inc., a charitable foundation, as to which he shares voting and investment power and which are also included in the table as being beneficially owned by R. Stuart Dickson.

(5)	The amount shown includes 956,620 shares of Common Stock owned of record and beneficially by R. Stuart Dickson, as to which he has sole voting and investment power; 4,000 shares of Common Stock that may be acquired upon the exercise of stock options that are currently exercisable as to which he would have sole voting and investment power on acquisition; 1,470,565 shares of Common Stock owned of record and beneficially by The Dickson Foundation, Inc., a charitable foundation, as to which he shares voting and investment power and which are also included in the table as being beneficially owned by Alan T. Dickson; and 27,160 shares of Common Stock owned of record and beneficially by his spouse, as to which she has sole voting and investment power and as to which he disclaims beneficial ownership.

ELECTION OF DIRECTORS

Under the Company’s Bylaws, the Board of Directors of the Company shall consist of not less than nine nor more than thirteen members, which number shall be fixed and determined from time to time by resolution of the shareholders. The Bylaws further provide that the directors shall be divided into three classes having staggered three-year terms, so that the terms of approximately one-third of the directors will expire each year, and that any vacancies in the Board may be filled by a majority vote of the Board of Directors or by the shareholders. The number of directors currently is fixed at twelve.

The terms of four of the directors expire at the Annual Meeting. The Board of Directors has nominated the four persons listed below to be elected as directors at the Annual Meeting, each for a term to expire in 2009. Each nominee currently is a member of the Board of Directors.

It is intended that the persons named as proxies in the accompanying form of proxy will vote to elect as a director each of the four nominees listed below, each to serve until the 2009 annual meeting of shareholders or until such nominee’s successor shall be elected and qualified to serve, in each case unless authority to so vote is withheld. Although the Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy. Directors will be elected by a plurality of the votes cast. Therefore, while votes withheld from director nominees (including abstentions and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting, such votes withheld will not have the effect of a “negative” vote with respect to the election of directors. The Board of Directors recommends that the shareholders vote to elect all of the nominees as directors.

Set forth below is the name of each nominee for election to the Board of Directors and each member of the Board of Directors whose term will not expire at the Annual Meeting, as well as each such person’s age, his or her current principal occupation (which has continued for at least the past five years unless otherwise indicated) together with the name and principal business of the company by which such person is employed, if any, the period during which such person has served as a director of the Company, all positions and offices that such person holds with the Company and such person’s directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940.

Nominees for Terms Expiring in 2009

JOHN R. BELK, age 46, has been President and Chief Operating Officer of Belk Inc., retail merchants, since May 2004. Prior to that time, he served as President — Finance, Systems and Operations from May 1998 to May 2004. He has been a director of the Company since 1997 and also serves as a director of ALLTEL Corporation and Belk, Inc.

THOMAS W. DICKSON, age 50, is the President and Chief Executive Officer of the Company and has been President and principal executive officer since February 1997. Before his election as President, he served as Executive Vice President of the Company from February 1996 to February 1997. Prior to that time, from February 1994 to February 1996 he served as President of, and from February 1991 to February 1994 he served as Executive Vice President of, American & Efird, Inc., an indirect wholly owned subsidiary of the Company engaged in the manufacture and distribution of thread and specialty engineered yarns. He has been a director of the Company since 1997.

JAMES E. S. HYNES, age 65, was the Chairman of the Board of Hynes Inc., a manufacturer’s representative, from September 1986 until October 2000. He has been a director of the Company since 1983.

HAROLD C. STOWE, age 59, was the President and Chief Executive Officer of Canal Holdings, LLC, a real estate and asset management company, from October 2001 to March 2005. Prior to that time, he was the President and Chief Executive Officer of Canal Industries, Inc., a forest products company, from March 1997 until October 2001. Mr. Stowe has been a director of the Company since 1998 and also serves as a director of SCANA Corporation.

Continuing Directors with Terms Expiring in 2007

ALAN T. DICKSON, age 74, has been Chairman of the Board of Directors since February 1994. Prior to that time, he served as President of the Company from 1968 until 1994. Effective May 1, 2002, Mr. Dickson retired from the Company as an officer and employee, but retained his position as Chairman of the Board of Directors in a non-executive capacity. He has been a director of the Company since 1968.

ANNA SPANGLER NELSON, age 43, has been Chairman of C.D. Spangler Construction Co., a company involved in real estate and investment activities, since January 2005, and prior to that time, she was President of C.D. Spangler Construction Co. from August 1997 to December 2004. Ms. Nelson has also been a general partner of the Wakefield Group, a venture capital company, since September 1988 and has served as Chairman of Golden Eagle Industries, Inc., a private investment company, since January 2005. Ms. Nelson has been a director of the Company since 1998.

BAILEY W. PATRICK, age 44, has been the President of Bissell Patrick LLC, a company involved in commercial real estate, brokerage and development, since September 1998. Mr. Patrick has been a director of the Company since August 2003.

ROBERT H. SPILMAN, JR., age 49, has been the President and Chief Executive Officer of Bassett Furniture Industries, Incorporated, a furniture manufacturer and distributor, since April 2000. Mr. Spilman has been a director of the Company since August 2002 and also serves as a director of Bassett Furniture Industries, Incorporated.

Continuing Directors with Terms Expiring in 2008

EDWIN B. BORDEN, JR., age 71, was the President and Chief Executive Officer of The Borden Manufacturing Company, a private textile management holding company from 1970 to 2003. He has been a director of the Company since 1991 and also serves as a director of Progress Energy, Inc. and Winston Hotels, Inc.

JOHN P. DERHAM CATO, age 55, has been the President, Chairman of the Board and Chief Executive Officer of The Cato Corporation, a specialty apparel retailer, since January 2004. Prior to that time, Mr. Cato was the President, Vice Chairman of the Board and Chief Executive Officer of The Cato Corporation from May 1999 to January 2004. Mr. Cato has been a director of the Company since November 2002 and also serves as a director of The Cato Corporation.

R. STUART DICKSON, age 76, has been Chairman of the Executive Committee of the Board of Directors since February 1994. Prior to that time, he served as Chairman of the Board of Directors from 1968 until 1994. Effective May 1, 2002, Mr. Dickson retired from the Company as an officer and employee, but retained his position as Chairman of the Executive Committee of the Board of Directors in a non-executive capacity. He has been a director of the Company since 1968.

ISAIAH TIDWELL, age 60, was the Georgia Wealth Management Director and Executive Vice President of Wachovia Bank, N.A. from September 2001 to February 2005. Prior to that time, he served as the President, Georgia Banking of Wachovia Bank from July 1999 to September 2001. Mr. Tidwell has been a director of the Company since 1999 and also serves as a director of Lance, Inc. and Jefferson-Pilot Corporation.

Alan T. Dickson and R. Stuart Dickson are brothers, and Thomas W. Dickson is the son of R. Stuart Dickson and the nephew of Alan T. Dickson. No other director has a family relationship as close as first cousin with any other executive officer, director or nominee for director of the Company.

Directors’ Fees and Attendance

Effective January 1, 2005, the Company compensated each director who was not an employee of the Company or its subsidiaries in the amount of $24,000 ($54,000 with respect to each of the Chairman of the Board and the Chairman of the Executive Committee) for services as a director, plus $1,500 for each Board of Directors or committee meeting attended. The Chairman of the Audit Committee was paid an annual fee of $4,000 in addition to the fees described above. In connection with their retirement as executive officers of the Company,

Mr. Alan T. Dickson, the Chairman of the Board of Directors, and Mr. R. Stuart Dickson, the Chairman of the Executive Committee of the Board of Directors, each became entitled to certain additional benefits which are described in more detail elsewhere herein under the heading “Certain Relationships and Related Transactions.” Non-employee directors of the Company may defer the payment of the annual fee and/or board meeting fees pursuant to the Company’s Director Deferral Plan. The deferred fees are converted into a number of shares of Common Stock with a fair market value equal to the value of the fees deferred, and the number of shares is then credited to the director’s account (along with the amount of any dividends or stock distributions). The Company uses a non-qualified trust to purchase and hold Common Stock to satisfy the Company’s obligation under the Director Deferral Plan, and the directors are general creditors of the Company in the event the Company becomes insolvent. Currently, upon termination of service as a director or in the event of death, shares of Common Stock or cash, at the discretion of the Compensation Committee of the Board of Directors, will be distributed to the director or a designated beneficiary. However, at the Annual Meeting the shareholders are being asked to approve the Director Deferral Plan, as modified by certain amendments thereto, and if approved, beginning February 16, 2006, payments under the plan will be made exclusively in shares of Common Stock and cash for any fractional shares. For more information on the Amended Director Deferral Plan, please see “Proposal to Approve the Amended Director Deferral Plan” appearing elsewhere in this Proxy Statement.

Under the Company’s 1995 Comprehensive Stock Option Plan, the Company automatically granted each non-employee director at the time the plan was adopted a ten-year option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock on the date of grant of the option. Since that time, pursuant to the provisions of the Company’s stock option plans, the Company has automatically granted a ten-year option to purchase 10,000 shares of Common Stock to each new non-employee director upon his or her initial election as director. These options are immediately vested, and the exercise price per share of these options is equal to the fair market value of the Common Stock on the date of the director’s election.

In addition to the compensation discussed above, the Company grants other incentive awards to its non-employee directors from time to time. At the meeting of the Board of Directors held on November 18, 2004, each of John R. Belk, Edwin B. Borden, Jr., John P. Derham Cato, Alan T. Dickson, R. Stuart Dickson, James E. S. Hynes, Anna Spangler Nelson, Bailey W. Patrick, Robert H. Spilman, Jr., Harold C. Stowe and Isaiah Tidwell, constituting all of the non-employee directors of the Company at the time of the meeting, were credited with a discretionary Company contribution of $8,000 which was paid into the Director Deferral Plan and converted into stock units, as described above.

The Company also provides $100,000 of term life insurance coverage for each such non-employee director, excluding Alan T. Dickson and R. Stuart Dickson, who receive other life insurance coverage in lieu of this coverage, as described in more detail herein under the heading “Certain Relationships and Related Transactions.”

The Board of Directors held four meetings during fiscal 2005. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees of the Board of Directors on which they served during fiscal 2005.

Committees of the Board

The Company’s Board of Directors has the following standing committees: (i) the Executive Committee, whose current members are R. Stuart Dickson (Chair), Alan T. Dickson, Thomas W. Dickson and Isaiah Tidwell; (ii) the Audit Committee, whose current members are Harold C. Stowe (Chair), John P. Derham Cato, Anna Spangler Nelson and Robert H. Spilman, Jr.; (iii) the Compensation Committee, whose current members are James E. S. Hynes (Chair), John R. Belk, John P. Derham Cato and Bailey W. Patrick; (iv) the Retirement Benefits Committee, whose current members are John R. Belk (Chair), Edwin B. Borden, Jr., James E. S. Hynes and Isaiah Tidwell; and (v) the Corporate Governance and Nominating Committee, whose current members are Edwin B. Borden, Jr. (Chair), Anna Spangler Nelson, Bailey W. Patrick and Robert H. Spilman, Jr. Below is a description of each committee of the Board of Directors.

Executive Committee:  Subject to limitations under North Carolina law, the Executive Committee may exercise all of the authority of the Board of Directors in the management of the Company. The Executive Committee did not meet during fiscal 2005.

Audit Committee:  The Audit Committee discharges the Board’s responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the outside auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and outside auditors. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee met seven times during fiscal 2005.

Compensation Committee:  The Compensation Committee assesses the Company’s overall compensation programs and philosophies. Among other things, it and the Chairman of the Corporate Governance and Nominating Committee recommend to the independent members of the Board of Directors for their approval, the salary, incentive compensation and equity compensation of the President and Chief Executive Officer. In addition, the Compensation Committee recommends to the Board of Directors for its approval, the salaries, incentive compensation and equity compensation for other executive officers. The Compensation Committee also approves the salaries, incentive compensation and equity compensation for other holding company officers and reviews the compensation, incentive compensation and equity compensation for other key employees of the Company’s subsidiaries other than the executive officers of the Company. In addition, the Compensation Committee grants stock options and restricted stock to the employees of the Company and its subsidiaries pursuant to the Company’s stock option plans and reports such actions to the Board of Directors. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence requirements of the New York Stock Exchange. The Compensation Committee met once during fiscal 2005, for more information see the “Report of the Compensation Committee” appearing elsewhere in this Proxy Statement.

Retirement Benefits Committee:  The Retirement Benefits Committee has the overall responsibility and authority for Company retirement plans. The Retirement Benefits Committee met once during fiscal 2005.

Corporate Governance and Nominating Committee: The Corporate Governance and Nominating Committee identifies, reviews, evaluates and recommends nominees for the Board of Directors. In addition, the Corporate Governance and Nominating Committee monitors and evaluates the performance of the directors on a continuing basis, individually and collectively. The Committee also reviews and makes recommendations to the full Board regarding changes in the number, chairperson, composition or responsibilities of each of the Board committees and also reviews the committee charters. The Committee periodically reviews the Company’s corporate governance principles and recommends changes to the Board of Directors. Each member of the Corporate Governance and Nominating Committee has been determined to be an independent director, in accordance with the independence requirements of the New York Stock Exchange. The Corporate Governance and Nominating Committee met once during fiscal 2005. The Corporate Governance and Nominating Committee will consider nominations for directors from shareholders. A more detailed discussion regarding the process for nominating potential director candidates is included elsewhere in this Proxy Statement under the heading “Corporate Governance Matters — Process for Nominating Potential Director Candidates.”

Beneficial Ownership of Company Stock

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and the executive officers named in the Summary Compensation Table included herein, and of such directors and executive officers of the Company as a group, all as of October 31, 2005. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name	Shares of Common Stock Beneficially Owned (1)		Percent of Class
John R. Belk	21,552	(2)	*
Edwin B. Borden, Jr.	35,000	(2)	*
John P. Derham Cato	12,000	(3)	*
Alan T. Dickson	3,121,690	(4)	6.6%
R. Stuart Dickson	2,458,345	(5)	5.2%
Thomas W. Dickson	293,531	(6)	*
James E. S. Hynes	26,780	(2)	*
Fred A. Jackson	106,384	(7)	*
Frederick J. Morganthall, II	65,287	(8)	*
Anna Spangler Nelson	31,000	(9)	*
Bailey W. Patrick	12,000	(3)	*
Robert H. Spilman, Jr.	14,040	(10)	*
Harold C. Stowe	19,000	(11)	*
Isaiah Tidwell	18,000	(12)	*
John B. Woodlief	89,657	(13)	*
All directors and executive officers as a group (15 persons)	4,853,701	(14)	10.1%

*	Less than 1%

(1)	The table includes shares allocated under the ESOP to individual accounts of those named persons and group members who participate in the ESOP, the voting of which is directed by such named persons or group members, as appropriate. The table does not include any unallocated shares held by the ESOP, which are voted by T. Rowe Price Trust Company as directed by the fiduciary named under the ESOP. See Note 1 to “PRINCIPAL SHAREHOLDERS.”

(2)	Includes 20,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which such director would have sole voting and investment power upon acquisition.

(3)	Represents 12,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which such director would have sole voting and investment power upon acquisition.

(4)	See Note 4 under “PRINCIPAL SHAREHOLDERS.”

(5)	See Note 5 under “PRINCIPAL SHAREHOLDERS.”

(6)	Includes 198,233 shares owned of record and beneficially by Mr. Dickson, as to which he has sole voting and investment power; 10,485 shares allocated to his ESOP account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; 10,676 shares held as custodian for his minor children, as to which he has sole voting and investment power; 5,500 shares of restricted stock, as to which he has sole voting power, but no investment power; 4,125 shares of performance-based restricted stock that will be issued within sixty days of October 31, 2005, upon the issuance of which he will have sole voting, but no investment power; and 64,512 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2005, as to which he would have sole voting and investment power upon acquisition.

(7)	Includes 31,895 shares owned of record by Mr. Jackson jointly with his spouse, as to which he shares voting and investment power; 19,489 shares allocated to his ESOP account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; 2,500 shares of restricted stock, as to which he has sole voting power, but no investment power; and 52,500 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2005, as to which he would have sole voting and investment power upon acquisition.

(8)	Includes 13,319 shares owned of record and beneficially by Mr. Morganthall, as to which he has sole voting and investment power; 8,968 shares allocated to his ESOP account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; 3,000 shares of restricted stock, as to which he has sole voting power, but no investment power; 3,000 shares of performance-based restricted stock that will be issued within sixty days of October 31, 2005, upon the issuance of which he will have sole voting, but no investment power; and 37,000 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2005, as to which he would have sole voting and investment power upon acquisition.

(9)	Includes 19,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Ms. Nelson would have sole voting and investment power upon acquisition; and 12,000 shares owned by a corporation with respect to which she has shared voting and investment power and is deemed the beneficial owner.

(10)	Includes 14,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Spilman would have sole voting and investment power upon acquisition.

(11)	Represents 19,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Stowe would have sole voting and investment power upon acquisition.

(12)	Represents 18,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Tidwell would have sole voting and investment power upon acquisition.

(13)	Includes 82,000 shares that may be acquired by Mr. Woodlief upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2005, as to which he would have sole voting and investment power upon acquisition; and 1,532 shares allocated to his ESOP account, as to which he has sole voting power, but not investment power except to the extent diversification of such shares is permitted by the plan; 3,500 shares of restricted stock, as to which he has sole voting power, but no investment power; and 2,625 shares of performance-based restricted stock that will be issued within sixty days of October 31, 2005, upon the issuance of which he will have sole voting, but no investment power.

(14)	Includes (i) 2,849,345 shares owned of record and beneficially as to which such persons have sole voting and investment power; (ii) 398,012 shares that may be acquired by such persons upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2005, as to which such persons would have sole voting and investment power upon acquisition; (iii) 1,514,460 shares as to which they have shared voting and investment power (certain of such securities are deemed beneficially owned by more than one of the listed directors and officers); (iv) 14,500 shares of restricted stock, as to which such persons have sole voting power, but no investment power; (v) 9,750 shares of performance-based restricted stock that will be issued within sixty days of October 31, 2005, upon the issuance of which such persons will have sole voting, but no investment power; (vi) 40,474 shares allocated to their respective ESOP accounts, as to which they have sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; and (vii) 27,160 shares beneficially owned by a listed individual’s spouse, as to which such persons disclaim beneficial ownership.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors of the Company has approved Corporate Governance Guidelines. The Guidelines contain general principles regarding the functions of the Company’s Board of Directors. The Guidelines are available on the Company’s website at www.ruddickcorp.com and print copies are available to any shareholder that requests a copy. In addition, committee charters for the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also included on the Company’s website and print copies are available to any shareholder that requests a copy.

Director Independence

For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director. In accordance with the New York Stock Exchange listing standards, the Board has adopted categorical standards to assist it in making independence determinations. The categorical standards set forth below specify certain relationships that may exist between the Company and a director, each of which is deemed not to be a “material relationship” and therefore will not, by itself, prevent a director from being considered “independent.”

•	Prior Employment. The director was an employee of the Company or one of its operating subsidiaries, or his or her immediate family member was an executive officer of the Company, and over five years have passed since such employment ended.

•	Prior Relationship with the Company’s Auditors. A director or immediate family member was an employee or partner of the Company’s independent auditor, and over three years have passed since such employment, partner or auditing relationship ended.

•	Current Employment. An immediate family member of a director is employed by the Company, one of its operating subsidiaries or another entity in a non-officer position, or by the Company’s independent auditor not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•	Interlocking Directorships. A director was employed, or his or her immediate family member was employed, as an executive officer of another company, during a time in which any of the Company’s executive officers served on that other company’s compensation committee, and over three years have passed since such service or employment relationship ended.

•	Business Relationships. A director was an executive officer or an employee, or his or her immediate family member was an executive officer, of another company that made payments to, or received payments from, the Company or its operating subsidiaries for property or services in an amount which, in each of the preceding three fiscal years, was less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	Charitable Contributions. A director was an executive officer of a charitable organization that received contributions from the Company or its operating subsidiaries in an amount which, in each of the preceding three fiscal years, was less than the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

After considering these categorical standards, the listing standards of the New York Stock Exchange and all other relevant facts and circumstances, including commercial or charitable relationships between the directors and the Company, the Board has determined that all of its members meet the Company’s categorical independence standards, meet the independence requirements of the New York Stock Exchange and are independent except for Alan T. Dickson, R. Stuart Dickson and Thomas W. Dickson. The Board’s categorical standards for determining director independence are also available on the Company’s website referenced above.

Audit Committee Financial Experts

The Board of Directors has determined that at least one member of the Audit Committee, Harold C. Stowe, is an audit committee financial expert. Mr. Stowe is “independent” as that term is defined in the New York Stock Exchange Listed Company Manual.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions. In addition, to the extent that, from time to time, the group of non-management directors includes directors that are not independent, at least once a year there will be scheduled an executive session including only independent directors. The Chairman of the Corporate Governance and Nominating Committee will preside over meetings of the non-management or independent directors. Shareholders may communicate directly with any of the directors, including the independent or non-management directors as a group, by following the procedures set forth below under the caption “Communications with Directors.”

Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a written Code of Ethics (the “Code of Ethics”) that applies to the Company’s President and Chief Executive Officer, Vice President — Finance and Chief Financial Officer and Vice President and Treasurer. The Company has also adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. Each of the Company’s operating subsidiaries maintains a code of ethics tailored to their businesses. The Code of Ethics and Code of Conduct are available on the Company’s website referenced above under the “Corporate Governance” caption, and print copies are available to any shareholder that requests a copy. Any amendments to the Code of Ethics or Code of Conduct, or any waivers of the Code of Ethics or any waiver of the Code of Conduct for directors or executive officers, will be disclosed on the Company’s website promptly following the date of such amendment or waiver. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Communications with Directors

You may communicate directly with the entire Board of Directors, any committee of the Board of Directors, the Chair of any Board committee, any individual director, the independent or non-management directors, as a group, or any other group of directors by writing to: Ruddick Corporation Board of Directors, c/o Corporate Secretary, 301 S. Tryon Street, Suite 1800, Charlotte, North Carolina 28202. Each such communication should specify the applicable addressee(s). The Company’s Board of Directors has instructed the Corporate Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.

Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with our directors. Consequently, each director is encouraged to attend all annual meetings of shareholders. Last year, eleven of the Company’s twelve directors attended the Annual Meeting.

Process for Nominating Potential Director Candidates

The Corporate Governance and Nominating Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the full Board for nomination. As described in the Company’s Corporate Governance Guidelines, which are available at the Company’s website referenced above, nominees for director will be selected on the basis of outstanding achievement in their personal careers; wisdom; integrity; ability to make independent analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Corporate Governance and Nominating Committee reviews the background and qualifications of each nominee to determine such nominee’s experience, competence and character and shall assess such nominee’s potential contribution to the Board, taking into account the then-existing composition of the Board and such other matters as the Corporate Governance and Nominating Committee deems appropriate. Nominees recommended by shareholders will be analyzed by the Corporate Governance and Nominating Committee in the same manner as nominees that are otherwise considered by the committee. Any recommendation submitted by a shareholder to the Corporate Governance and Nominating Committee must comply in all respects with Article III Section 12 of the Company’s Bylaws, which generally requires that such recommendation be in writing and include the shareholder’s name and address; number of shares of each class of capital stock owned by the shareholder; the potential candidate’s name, resume and biographical information; and any material interest, direct or indirect, that the shareholder may have in the election of the potential candidate to the Board. Article III Section 12 of the Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the timeframe described under the caption “Shareholder Proposals.” A copy of the Company’s Bylaws is available upon request to: Ruddick Corporation, 301 South Tryon Street, Suite 1800, Charlotte, North Carolina 28202, Attention: Corporate Secretary.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors which is attached hereto as Appendix A. The Company has affirmed to the New York Stock Exchange that the Board of Directors has determined that all members of the Audit Committee are “independent” as defined in the New York Stock Exchange Listed Company Manual.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent auditors, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2005.

SUBMITTED BY THE AUDIT COMMITTEE

John P. Derham Cato
Anna Spangler Nelson
Robert H. Spilman, Jr.
Harold C. Stowe

EXECUTIVE COMPENSATION

Compensation Summary

The following table sets forth a summary of all compensation paid to or accrued for each person who was an executive officer of the Company during the fiscal year, and for the chief executive officer of the Company during such fiscal year, in each case for services rendered in all capacities during the periods indicated:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3,4,5)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation($)
Thomas W. Dickson	2005	500,000	429,960	—	122,540	0	0	82,634	(7)
President, Chief	2004	445,000	353,775	—	0	25,000	0	66,229
Executive Officer and	2003	390,000	259,740	—	0	15,000	0	25,389
Director of the Company

John B. Woodlief	2005	370,000	265,142	—	77,980	0	0	112,271	(8)
Vice President — Finance	2004	337,400	223,528	—	0	15,000	0	54,371
and Chief Financial	2003	327,600	181,818	—	0	10,000	0	33,711
Officer of the Company

Frederick J. Morganthall, II	2005	350,000	278,162	—	66,840	0	0	85,592	(9)
President of Harris	2004	287,000	209,151	—	0	15,000	0	48,964
Teeter, Inc. (6)	2003	273,500	167,519	—	0	10,000	0	22,952

Fred A. Jackson	2005	275,000	12,782	—	55,700	0	0	81,265	(10)
President of	2004	265,000	18,589	—	0	15,000	0	47,880
American & Efird, Inc. (6)	2003	257,500	17,756	—	0	10,000	0	26,226

(1)	Amounts represent awards earned during the fiscal year indicated but which are paid in the subsequent fiscal year.

(2)	Excludes perquisites and other personal benefits that, in the aggregate, did not exceed the lesser of $50,000 or 10% of the total amount reported above as annual salary and bonus in a particular year for the executive officers listed above.

(3)	Includes restricted stock awarded on November 17, 2004 and valued as of the date of the award. Each of the named executive officers was awarded the following number of shares of restricted stock: Mr. Dickson, 5,500; Mr. Woodlief, 3,500; Mr. Morganthall, 3,000; Mr. Jackson, 2,500. These awards of restricted stock will vest 20% per year on each of the first five anniversaries of the date of the award.

(4)	Does not include contingent grants of “performance-based” restricted stock made during fiscal 2005. Under the terms of the grant, each recipient was entitled to receive an issuance of restricted stock in fiscal 2006 if targeted performance results for fiscal 2005 were achieved. Once issued, these shares of restricted stock vest 25% per year on each of the first four anniversaries of the date of the issuance. Based on the Company’s actual performance in fiscal 2005, in fiscal 2006 the Company awarded restricted stock to the named executive officers as indicated below:

Name	Maximum Shares of Restricted Stock Awardable in FY 2006, Contingent on FY 2005 Performance	Shares of Restricted Stock Awarded in FY 2006, Based on Actual FY 2005 Performance
Thomas W. Dickson (a)	5,500	4,125
John B. Woodlief (a)	3,500	2,625
Frederick J. Morganthall, II (b)	3,000	3,000
Fred A. Jackson (c)	2,500	0

(a)	75% of award was contingent upon Harris Teeter, Inc. meeting its operating profit projection for fiscal 2005; 25% of award was contingent upon American & Efird, Inc. meeting its operating profit projection for fiscal 2005.

(b)	Award was contingent upon Harris Teeter, Inc. meeting its operating profit projection for fiscal 2005.

(c)	Award was contingent upon American & Efird, Inc. meeting its operating profit projection for fiscal 2005.

(5)	Additional information regarding aggregate unvested restricted stock holdings of the named executive officers as of October 2, 2005 is set forth below:

Name	Aggregate Number of Shares of Restricted Stock	Value of Restricted Stock at 10/2/2005
Thomas W. Dickson	5,500	$ 126,775
John B. Woodlief	3,500	$ 80,675
Frederick J. Morganthall, II	3,000	$ 69,150
Fred A. Jackson	2,500	$ 57,625

Any dividends paid by the Company on its common stock will also be paid on outstanding shares of restricted stock.

(6)	American & Efird, Inc. and Harris Teeter, Inc. are indirect wholly owned subsidiaries of the Company.

(7)	Includes (i) the value of certain premiums paid by the Company under the Key Employee Life Insurance Plan for Key Employees of Ruddick Corporation (“Key Life Plan”) in the amount of $14,062, the taxable value of the insurance provided under the Ruddick Corporation Senior Officers Insurance Program (“Senior Officers Insurance Program”) in the amount of $87 and the taxable income benefit of the Executive Bonus Insurance Plan in the amount of $40,134; (ii) the value of executive long-term disability premiums paid by the Company under the Executive Long Term Disability Plan (“Disability Plan”) in the amount of $3,374; and (iii) contributions by the Company for fiscal 2005 to certain qualified and non-qualified defined contribution plans in the amount of $24,977.

(8)	Includes (i) the value of certain premiums paid by the Company under the Key Life Plan in the amount of $11,440, the taxable value of the insurance provided under the Senior Officers Insurance Program in the amount of $888 and the taxable income benefit of the Executive Bonus Insurance Plan in the amount of $75,117; (ii) the value of executive long-term disability premiums paid by the Company under the Disability Plan in the amount of $4,094; and (iii) contributions by the Company for fiscal 2005 to certain qualified and non-qualified defined contribution plans in the amount of $20,732.

(9)	Includes (i) the value of certain premiums paid by the Company under the Key Life Plan in the amount of $10,538, the taxable value of the insurance provided under the Senior Officers Insurance Program in the amount of $451 and the taxable income benefit of the Executive Bonus Insurance Plan in the amount of $53,492; (ii) the value of executive long-term disability premiums paid by the Company under the Disability Plan in the amount of $4,563; and (iii) contributions by the Company for fiscal 2005 to certain qualified and non-qualified defined contribution plans in the amount of $16,548.

(10)	Includes (i) the value of certain premiums paid by the Company under the Key Life Plan in the amount of $8,762, the taxable value of the insurance provided under the Senior Officers Insurance Program in the amount of $486 and the taxable income benefit of the Executive Bonus Insurance Plan in the amount of $56,369; (ii) the value of executive long-term disability premiums paid by the Company under the Disability Plan in the amount of $4,484; and (iii) contributions by the Company for fiscal 2005 to certain qualified and non-qualified defined contribution plans in the amount of $11,164.

Pension Plans

The Company provides certain retirement benefits for each of the executives included in the Summary Compensation Table pursuant to the Ruddick Supplemental Executive Retirement Plan (the “SERP”), the Ruddick Corporation Employees’ Pension Plan (the “Pension Plan”) and Social Security. The following table shows the estimated annual benefits generally payable at normal retirement to an executive who participates in the SERP and the Pension Plan, in specified average compensation and years of service classifications. Effective September 30, 2005, the Company’s Board of Directors approved changes to the Company’s Pension Plan which freeze participation and benefit accruals for all participants, with certain transition benefits provided to those participants that have achieved specified age and service levels on December 31, 2005. Each of the Company’s executive officers is entitled to these transition benefits and, as a result, the expected benefits to each under the SERP and Pension Plan will not be substantially affected.

Pension Plan Table (1)

	Annual Benefit upon Retirement with Years of Service Indicated
Final Average Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$125,000	$17,188	$34,375	$51,563	$68,750	$68,750	$68,750	$68,750
150,000	20,625	41,250	61,875	82,500	82,500	82,500	82,500
175,000	24,063	48,125	72,188	96,250	96,250	96,250	96,250
200,000	27,500	55,000	82,500	110,000	110,000	110,000	110,000
225,000	30,938	61,875	92,813	123,750	123,750	123,750	123,750
250,000	34,375	68,750	103,125	137,500	137,500	137,500	137,500
300,000	41,250	82,500	123,750	165,000	165,000	165,000	165,000
350,000	48,125	96,250	144,375	192,500	192,500	192,500	192,500
400,000	55,000	110,000	165,000	220,000	220,000	220,000	220,000
450,000	61,875	123,750	185,625	247,500	247,500	247,500	247,500
500,000	68,750	137,500	206,250	275,000	275,000	275,000	275,000
550,000	75,625	151,250	226,875	302,500	302,500	302,500	302,500
600,000	82,500	165,000	247,500	330,000	330,000	330,000	330,000
650,000	89,375	178,750	268,125	357,500	357,500	357,500	357,500
700,000	96,250	192,500	288,750	385,000	385,000	385,000	385,000

(1)	The table sets forth the combined benefits payable under the SERP, the Pension Plan and Social Security.

“Final average earnings” is the average of the participant’s highest annual compensation in any three of the participant’s last ten years of employment by the Company or a participating subsidiary. The annual compensation considered in any given year to determine the “final average earnings” of a participant consists of amounts that typically would be included in the Salary and Bonus columns of the Summary Compensation Table. The table above describes annual benefits beginning at normal retirement, assuming payment in the form of a joint and 75% survivor annuity for SERP and Pension Plan amounts. For purposes of this table, “normal retirement” means retirement at age 60. A participant who retires prior to normal retirement and after attaining age 55 with 10 years of service will be entitled to reduced benefits, if payment of such benefits commences prior to age 60.

Final average earnings for purposes of computing benefits, and age and estimated credited years of service as of the fiscal 2005 year-end, for each of the executive officers included in the Summary Compensation Table were as follows: $663,251, age 50 and 25 years for Thomas W. Dickson; $485,939, age 55 and 6 years for John B. Woodlief; $330,306, age 55 and 28 years for Fred A. Jackson; and $463,182, age 54 and 19 years for Frederick J. Morganthall, II.

Stock Option Grants

No options or free-standing stock appreciation rights (“SARs”) were granted to the executive officers named in the Summary Compensation Table during fiscal 2005.

The following table sets forth information regarding options exercised during fiscal 2005 by the executive officers named in the Summary Compensation Table and the value of each such executive officer’s unexercised stock options held at fiscal year-end.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1) (Exercisable/ Unexercisable)
Thomas W. Dickson	30,952	$174,450	46,712/46,800	$ 286,610/$337,775
John B. Woodlief	—	—	67,000/33,000	$ 533,639/$256,030
Frederick J. Morganthall, II	33,000	$105,063	29,000/24,000	$ 176,376/$169,380
Fred A. Jackson	10,000	$23,325	41,000/29,500	$ 289,026/$215,605

(1)	Based on the closing price of the Company’s Common Stock on the New York Stock Exchange on September 30, 2005 of $23.05.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for setting total compensation for executives of the Company and for overseeing the Company’s various executive compensation plans and the overall management compensation program. Periodically, the Compensation Committee obtains independent and impartial advice from external compensation consulting firms and industry surveys and resources in executing its responsibilities. The Compensation Committee, which is composed of the four independent directors listed at the conclusion of this report, met once during fiscal 2005.

General Executive Compensation Philosophy

A primary objective of the Company’s executive compensation program is to enhance shareholder value in the Company while attracting, retaining and rewarding highly qualified executives. Accordingly, the Compensation Committee seeks to tailor competitive compensation packages that motivate the Company’s executives to produce strong financial performance by tying corporate and individual performance to compensation levels. The Company’s executive compensation package consists generally of annual base salary, annual cash incentive bonuses and long-term equity incentive compensation, such as stock options or restricted stock grants.

Annual Cash Compensation.  The Company’s annual cash compensation for its executives consists of base salary and cash incentive bonuses. As a starting point for determining the total annual compensation levels for executives, the Compensation Committee considers the annual compensation packages of companies that the Company considers to be its competitors. These competitor companies typically consist of (i) companies that operate in the specific industries in which the Company’s subsidiaries operate, (ii) regional companies that are comparable in size to the Company and (iii) other companies with which the Company believes it competes for its top executives. Such competitor companies include some, but not all, of the companies in the Standard & Poor’s (“S&P”) Food Retail Index and the S&P Apparel, Accessories and Luxury Goods Index used in preparing the shareholder return graph included elsewhere in this proxy statement, as well as several other companies that are not included in any of the indices represented in such graph.

The total annual cash compensation levels of the respective executives also reflect the varying duties and responsibilities of each individual executive’s position with the Company or a subsidiary, as appropriate, with consideration given to the relative size and complexity of each business unit, as well as the unit’s relative contribution to the consolidated financial condition and results of operation of the Company. As a general rule, the total annual cash compensation of executives employed by the holding Company is somewhat higher than cash compensation for executives of the subsidiary companies, primarily due to the higher level of responsibilities of the holding Company executives for the Company’s total performance.

In its annual review of base salaries, the Compensation Committee meets with the Company’s Chief Executive Officer with regard to the base salaries of the Company’s executive officers other than the Chief Executive Officer. The Chief Executive Officer recommends any base salary adjustments for these officers to the Committee for its review, with changes in salary being based upon the individual’s performance, the performance of the Company or its subsidiaries, as applicable, and the individual’s level of responsibility. The Committee accepts, rejects or modifies the Chief Executive Officer’s recommendations at its discretion. The Committee then makes a recommendation to the full Board for its approval. The Compensation Committee, along with the Chairman of the Corporate Governance and Nominating Committee, performs its own annual evaluation of the Chief Executive Officer. The compensation for the Chief Executive Officer is approved by the independent directors upon the recommendation of the Committee.

Annual cash incentive bonuses are provided through a bonus plan that the Company maintains for certain salaried personnel. The bonus plan directly links incentive pay to achievement of predetermined, objective performance goals. For an executive employed directly by the holding Company, incentive pay is based on return on beginning consolidated shareholders’ equity (adjusted for cash and cash equivalents as appropriate). With respect to an executive officer employed directly by Harris Teeter, Inc. (“Harris Teeter”), the Company’s supermarket subsidiary, and American & Efird, Inc. (“A&E”), the Company’s thread subsidiary, incentive compensation is based on operating profit margin and pretax return on capital employed (adjusted for unusual charges or credits as appropriate), respectively, for such subsidiary. Generally, if the Company or a subsidiary, as applicable, achieves the predetermined minimum goals, which are approved by the Compensation Committee, executives are paid a predetermined percentage of base compensation as incentive pay. The percentage of base compensation payable as incentive compensation increases as the return on beginning consolidated shareholders’ equity increases.

Generally, the total annual compensation paid to the Company’s executives is approximately the median of the range of total annual compensation provided by the competitor companies for both the Chief Executive Officer and the remaining executive officers.

Long-Term Equity Incentive Compensation.  Historically, the Company provided long-term equity incentive compensation to its executives through the grant of options pursuant to its shareholder approved stock option plans. Beginning in fiscal 2005, the Company began to utilize grants of restricted stock, which is another award type that is available under the Company’s stock option plans. The Compensation Committee believes that the executive compensation program should provide executives — who have significant responsibility for the management, growth and future success of the Company — with an opportunity to increase their ownership in the Company and thereby gain from any long-term appreciation in the Company’s stock. Options generally were granted at the prevailing market value of the Company’s Common Stock and only had value if the Company’s stock price increased over the life of the option. Restricted stock grants award the grantee shares of Common Stock that are subject to restrictions on ownership and when the conditions are satisfied, the shares become owned outright by the executive.

In fiscal 2005, the Company made two types of restricted stock grants to various employees of the Company and its operating subsidiaries, including the executive officers: time-based restricted stock and conditional performance-based restricted stock. All of the fiscal 2005 restricted stock grants were made in November 2004 and generally half of each grant was time-based restricted stock and the other half was conditional performance-based restricted stock. The time-based restricted stock will vest 20% per year on each of the first five anniversaries of the date of the award. The grants of conditional performance-based restricted stock entitled each recipient to an issuance of restricted stock in November 2005 (fiscal 2006), subject to the achievement of certain financial goals for fiscal 2005. For executives employed by Harris Teeter and A&E, grants of performance-based restricted stock were 100% subject to the applicable company meeting its respective operating profit projections for fiscal 2005, while grants to holding Company executives were dependent as to 75% on Harris Teeter meeting its operating profit projections and as to 25% on A&E meeting its operating profit projections. Once issued, these performance-based shares of restricted stock vest 25% per year on each of the first four anniversaries of the date of the award. Reference is made to the Summary Compensation Table for more information regarding the restricted stock grants. The criteria considered by the Compensation Committee in granting restricted stock included relevant market data, level of responsibility or position with the Company or its subsidiaries, performance, new employment and promotions. The Compensation Committee also considers the number of options or shares of restricted stock previously granted to employees when approving new restricted stock grants. The Compensation Committee believes that equity based incentive compensation provides the Company’s executive officers a vested interest in the long-term financial performance of the Company, closely aligning the interests of the shareholders and executives, with the goal of increasing shareholder value in the Company.

The Compensation Committee oversees the Company’s various stock option plans, including the approval, based upon management recommendations, of the employees to whom options and restricted stock are granted, the terms on which such options and restricted stock are granted and the number of shares subject to such options or grants. In general, criteria to determine which key employees are eligible to participate in the stock option plans include the duties of the respective employees, their present and potential contributions to the success of the Company or its subsidiaries and the anticipated number of years of effective service remaining.

Other Compensation.  In addition to the above forms of compensation, the Company and its subsidiaries also maintain various life insurance plans for its executive officers and certain other key employees of the Company or its subsidiaries. The Company maintains the SERP, in which executives participate at the discretion of the SERP administrative committee, whose members are the same as the Compensation Committee. The Company also maintains the Pension Plan, the ESOP, the Ruddick Retirement and Savings Plan and the Ruddick Corporation Flexible Deferral Plan in which executives and other employees are entitled to participate upon satisfaction of the eligibility requirements set forth in the respective plans. The Committee considers these other forms of compensation, as well as perquisites made available to executive officers, when setting annual base salary, incentive compensation and long-term incentive compensation. Certain of the Company’s benefit plans were amended in fiscal 2005. For more on these amendments, please refer to the information under the caption “Pension Plans” appearing elsewhere in this Proxy Statement.

Compensation for Chief Executive Officer

The general philosophy and policies of the Compensation Committee described previously are equally applicable to the compensation recommendations made with respect to Thomas W. Dickson, the President and Chief Executive Officer of the Company.

The overall level of annual compensation in fiscal 2005 for Mr. Dickson generally was determined based on the process described above in “Annual Cash Compensation.” The increase in the base salary paid to Mr. Dickson in fiscal 2005 reflects primarily the Compensation Committee’s consideration of relevant market data and its subjective evaluation of his achievement of personal performance objectives and corporate operating results, including return on beginning consolidated shareholders’ equity, during fiscal 2005.

Fiscal 2005 annual cash incentive compensation under the bonus plan for Mr. Dickson was determined based on the return on beginning consolidated shareholders’ equity (as adjusted for cash and cash equivalents as appropriate). Pursuant to this formula, if a predetermined minimum return is achieved in a given fiscal year, Mr. Dickson is entitled to incentive compensation equal to 30% of his base compensation. The percentage of base compensation payable as incentive compensation increases as the return on beginning consolidated shareholders’ equity increases. During the 2005 fiscal year, Mr. Dickson earned cash incentive compensation equal to 86% of his base pay. His cash incentive compensation for fiscal 2004 was 80% of his fiscal 2004 base pay. Additionally, Mr. Dickson was granted restricted stock in fiscal 2005 on terms consistent with those discussed under the heading of this report entitled “Long-Term Equity Incentive Compensation.”

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Company for compensation paid to the Chief Executive Officer and the other most highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is the Company’s current policy that, to the extent possible, compensation paid to its executive officers be deductible under Section 162(m) of the Internal Revenue Code.

SUBMITTED BY THE
COMPENSATION COMMITTEE

John R. Belk
John P. Derham Cato
James E. S. Hynes
Bailey W. Patrick

COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN
FOR FIVE-YEAR PERIOD ENDING SEPTEMBER 30, 2005

The following graph presents a comparison of the yearly percentage change in the Company’s cumulative total shareholders’ return on the Company’s Common Stock with the (i) Standard & Poor’s 500 Index, (ii) Standard & Poor’s Midcap 400 Index, (iii) Standard & Poor’s Food Retail Index, and (iv) Standard & Poor’s Apparel, Accessories & Luxury Goods Index for the five-year period ended September 30, 2005.

Comparison of Five-Year Cumulative Total Return*
Among Ruddick Corporation and Certain Indices**

	Cumulative Total Return
	9/30/00	9/30/01	9/30/02	9/30/03	9/30/04	9/30/05
RUDDICK CORPORATION	100.00	113.11	114.79	120.41	155.44	185.96
S & P 500	100.00	73.38	58.35	72.58	82.65	92.78
S & P MIDCAP 400	100.00	81.00	77.19	97.89	115.07	140.57
S & P FOOD RETAIL	100.00	105.02	66.50	70.14	65.75	82.48
S & P APPAREL, ACCESSORIES & LUXURY GOODS	100.00	110.10	138.70	156.26	189.72	226.79

*	$100 invested on 9/30/00 in stock or index — including reinvestment of dividends.

**	The Company utilizes two indices, rather than a single index, for its peer group comparison: Standard & Poor’s Food Retail Index and Standard & Poor’s Apparel, Accessories & Luxury Goods Index. The Company believes that the separate presentation of these indices more accurately corresponds to the Company’s primary lines of business.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 2, 2005 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category (1)	(a) (2)	(b) (3)	(c)
Equity compensation plans approved by security holders	1,587,075	$15.78	1,932,827
Equity compensation plans not approved by security holders	–0–	–0–	–0–
Total	1,587,075	$15.78	1,932,827

(1)	The table does not include information regarding the Ruddick Corporation Amended Director Deferral Plan, which the shareholders are being asked to approve at the Annual Meeting, as set forth in the proposal below. For more information on the Amended Director Deferral Plan, please refer to the proposal below.

(2)	Includes contingent grants of 42,873 shares of “performance-based” restricted stock outstanding as of October 2, 2005. Does not include any shares of time-based restricted stock that were outstanding as of October 2, 2005 since these shares are already outstanding and do not represent potential dilution. For more information on the Company’s time-based restricted stock and performance-based restricted stock grants, see the information under the caption “Report of the Compensation Committee — Long-Term Equity Incentive Compensation” appearing elsewhere in this Proxy Statement.

(3)	The weighted average exercise price does not take into account performance-based restricted stock awards outstanding as of October 2, 2005.

PROPOSAL TO APPROVE THE AMENDED RUDDICK CORPORATION
DIRECTOR DEFERRAL PLAN

Effective January 1, 1998, the Board of Directors of the Company established the Ruddick Corporation Director Deferral Plan (the “Plan”) to provide non-employee directors of the Company the opportunity to defer payment of the annual retainer and meeting fees. Effective November 18, 2004 the Plan was amended by the Board of Directors to permit the Company to make discretionary contributions for the benefit of each non-employee director. The amounts deferred are credited to the directors’ respective stock accounts in the form of stock units equal to the amount of deferred fees or discretionary Company contributions, which are valued on a dollar for dollar basis, based on the share price of the Company Common Stock on such date. The participant’s stock account is also credited with additional stock units with respect to dividends declared and paid on the Company’s Common Stock, valued in accordance with the foregoing. When a participant in the Plan ceased to serve as a member of the Board of Directors, the number of stock units in that participant’s account was paid to the participant, in the sole discretion of the Compensation Committee, either in the form of cash or Common Stock. To date, the Compensation Committee has always directed that payments be made in cash. On November 17, 2005, the Board of Directors approved and adopted, subject to shareholder approval, amendments to the Plan to require that any deferrals under the Plan be paid exclusively in shares of the Company’s Common Stock.

The Board of Directors has directed that the Plan, as amended, be submitted to the Company’s shareholders for approval at the Annual Meeting in accordance with the listing standards of the New York Stock Exchange. If the Plan is approved, the amendments to the Plan will be effective as of February 16, 2006. If the Plan is not approved, the amendments to the Plan will not take effect and the Plan will continue to operate in accordance with its current terms and existing practice with any payouts under the Plan being made in cash. The proposal for approval of the Plan will require the affirmative vote of the holders of a majority of the votes cast with respect to this matter at the Annual Meeting. Accordingly, while abstentions and broker non-votes, if any, will count for purposes of establishing a quorum with respect to this matter at the Annual Meeting, neither abstentions nor broker non-votes will have the effect of a negative vote with respect to this matter. The Board of Directors recommends that the shareholders vote FOR the approval of the Plan.

The following constitutes a brief discussion of the material features of the Plan and the amendments thereto, and is qualified in its entirety by reference to a copy of the Plan which is attached as Appendix B to this Proxy Statement.

General

The Compensation Committee, which is comprised solely of independent directors, administers and interprets the Plan. As amended, the Plan authorizes the issuance of up to 500,000 shares of Common Stock for distribution to non-employee directors in connection with deferrals of director fees, as described below. To date, no shares of Common Stock have been issued under the Plan. However, as of October 31, 2005, a total of 76,108 stock units were outstanding. The number of shares that may be distributed under the Plan will be appropriately adjusted in the event of a stock dividend, stock split or similar change in the capitalization of the Company. Participants in the Plan defer annual retainer and meeting fees that they would otherwise be entitled to receive in cash, as well as Company contributions for the benefit of each non-employee director, and have such fees and contributions credited to stock accounts, as described below.

Eligibility

All present and future members of the Company’s Board of Directors who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Plan. Currently, the Company has eleven non-employee directors who are eligible to participate in the Plan. A non-employee director may become a participant in the Plan by receiving a Company contribution into the Plan or by irrevocably electing to defer fees earned during a Plan year, which corresponds with the calendar year. Elections are made annually and typically must be received prior to the beginning of the Plan year.

Fee Deferrals

The Plan permits non-employee directors to elect to defer the payment of all, but not less than all, (i) the annual retainer fee payable to non-employee directors, (ii) any fees relating to regularly scheduled or other duly called Board meetings, or (iii) discretionary contributions that are paid into the Plan by the Company, or any combination thereof. Any fees deferred are credited to the applicable non-employee director’s stock account in the form of stock units, valued on a dollar for dollar, cash for stock basis.

Stock Accounts

Fees deferred by a non-employee director are credited to the director’s stock account in the form of stock units equal to the amount of the deferred fees divided by the mean high and low sales prices for the Company’s Common Stock, as reported in the Wall Street Journal, on the date on which the fees would have otherwise been payable. Each stock unit entitles the participant to receive one share of Common Stock. For any dividend declared and paid on the Common Stock, each director’s stock account is credited with additional stock units equal to the cash dividend that would have been payable if the number of stock units in the account were outstanding shares of Common Stock.

Distributions

Distributions of deferred fees from a stock account are paid ninety days following the date on which the director ceases to be a member of the Board of Directors for any reason (including resignation or death). As amended, the Plan provides that deferred fees shall be paid exclusively in the form of the Company’s Common Stock, in an amount equal to the whole number of stock units in the director’s stock account, plus the cash equivalent for any remaining fractional shares that would otherwise be issuable. Shares of Common Stock may be paid either in the form of a stock certificate or an electronic equivalent thereof.

Trust

The Plan is an unsecured, unfunded arrangement and to the extent a participant acquires a right to receive payments from the Company under the Plan, such right is no greater than the right of any unsecured general creditor of the Company. However, the Company may, at its discretion, issue or contribute to a trust a number of shares of Common Stock equal to the number of stock units held in participants’ accounts. The Company may also contribute to the trust cash in the amount of the fees deferred by participating directors. Any such trust will secure the Company’s obligation to pay shares of Common Stock to the participating non-employee directors; however, any such trust and its assets will be subject to the claims of the Company’s creditors. The Company currently utilizes such a trust.

Tax Treatment

Under current tax law, no income will be recognized by a participant under the Plan at the time of deferral. Upon payment, such participant will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock received. The Company will be entitled to a deduction equal to the income recognized by such participant.

Amendment and Termination

The Board of Directors may at any time terminate or amend the Plan, in whole or in part, provided such amendment or termination would not adversely affect a non-employee director with respect to any benefit previously deferred under the Plan and otherwise complies with Section 409A of the Internal Revenue Code of 1986, as amended, and related treasury regulations and guidance issued thereunder. Additionally, any material amendment to the Plan would be subject to approval by the Company’s shareholders to the extent required by applicable law or stock exchange regulation.

Previously Approved Amendments to the Plan

On November 17, 2005, the Board of Directors approved and adopted amendments to the Plan, subject to shareholder approval, which (i) require that any deferrals under the Plan be paid exclusively in shares of the Company’s Common Stock and (ii) clarify that no more than 500,000 shares of Common Stock may be delivered under the Plan.

Plan Benefits

The following table shows the number of stock units that have been credited to participating non-employee directors as a group under the Plan as of October 31, 2005 and the value of those stock units based upon the Company’s last reported per share sales price as of such date. Pursuant to the terms of the Plan, only non-employee directors may participate in the Plan and, consequently, no stock units can be granted to executive officers or other employees of the Company or its subsidiaries. For more information on the fees that are payable to the Company’s non-employee directors, see the information under the caption “Directors’ Fees and Attendance” appearing elsewhere in this Proxy Statement.

Amended Ruddick Corporation Director Deferral Plan

Name	Stock Units Credited as of October 31, 2005 (#)	Dollar Value of Stock Units Credited as of October 31, 2005 ($)
Non-Executive Director Group	76,108	$1,675,137

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Pursuant to its authority, the Company’s Audit Committee will select the Company’s independent public accountants for the current fiscal year at a meeting prior to the Annual Meeting. A representative of KPMG LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement, if he wishes to do so, and to respond to questions from shareholders.

Audit Fees

The fees billed or incurred by KPMG LLP for services rendered to the Company for the fiscal years indicated below were as follows:

	Fiscal Year Ended
	October 2, 2005	October 3, 2004
Audit Fees	$1,359,613	$764,963
Audit Related Fees (1)	$0	$47,430
Tax Fees (2)	$244,492	$284,083
All Other Fees (3)	$167,725	$486,019

(1)	Consists of audits of employee benefit plans and consultation fees related to the audit or review of the Company’s financial statements.

(2)	Consists of $244,492 and $194,083 for tax compliance services for the 2005 and 2004 fiscal years, respectively, and $90,000 for other tax matters during the 2004 fiscal year.

(3)	Consists of $98,525 and $432,019 for due diligence assistance and other various matters related to joint venture and merger and acquisition activity for the 2005 and 2004 fiscal years, respectively, and $69,200 and $54,000 for assistance with the Company’s internal control documentation project for the 2005 and 2004 fiscal years, respectively.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Public Accountants

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent public accountants. As part of this responsibility, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent public accountants in order to assure that they do not impair the accountant’s independence from the Company. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent public accountants must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval of the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair. If a permissible non-audit service is approved by the Chair or his designee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services are consistent with the SEC’s rules on auditor independence and are compatible with maintaining KPMG LLP’s independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2005, Metro Marketing acted as a designated broker for Harris Teeter for various of its HT Trader® private label products and other specialty products. Metro Marketing, in its role as independent broker, performed various services on behalf of Harris Teeter including order placement, interface with manufacturers for product issues or product problems, marketing and retail support services and the development of new products. Third party manufacturers represented by Metro Marketing that provide these products to Harris Teeter are required to pay Metro Marketing a fee based upon the amount of product sold. Rush Dickson (the brother of Thomas W. Dickson and son of R. Stuart Dickson) is the owner of Metro Marketing. During fiscal year 2005, Harris Teeter purchased approximately $12,565,000 of product from manufacturers represented by Metro Marketing resulting in fees of approximately $294,000 paid to Metro Marketing.

John Dickson (the brother of Thomas W. Dickson and son of R. Stuart Dickson) is the Director of Property Development for Harris Teeter and was paid an aggregate salary, bonus and taxable perquisites of $125,400 during fiscal year 2005.

Effective May 1, 2002, Alan T. Dickson and R. Stuart Dickson (collectively, the “Retired Executives”) retired from the Company as executive officers, but retained their positions on the Board of Directors as Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors, respectively. At that time, the Retired Executives became eligible to receive retirement benefits earned during their employment with the Company. The targeted aggregate annual retirement benefit for each of the Retired Executives pursuant to the SERP, Pension Plan and Social Security was $241,573. In addition, beginning in January 2003 each of Alan T. Dickson and R. Stuart Dickson began to receive monthly payments for a fifteen-year period pursuant to, and in accordance with the terms of, an historical deferred compensation plan in the amounts of $26,315 and $19,899, respectively.

In addition, effective May 1, 2002, the Retired Executives each became entitled to certain additional benefits for so long as they continue in their capacities as Chairman of the Board and Chairman of the Executive Committee, including (i) the annual non-employee director fee, which was $24,000 during fiscal 2005, an additional annual fee in the amount of $30,000 for their respective chairmanships and a non-employee director fee for each Board of Directors or committee meeting attended, which was $1,500 during fiscal 2005, (ii) medical and dental insurance coverage that, when considered in combination with Medicare, is as comparable as reasonably possible to the medical and dental insurance provided to the Retired Executives by the Company prior to their retirement, (iii) life insurance coverage that, when considered in combination with the insurance provided to the Retired Executives by the Key Life Plan, Directors’ Term Insurance and the Senior Officers Insurance Program, is approximately equal to the face amount of coverage provided to the Retired Executives prior to their retirement ($2,625,000 for R. Stuart Dickson and $1,625,000 for Alan T. Dickson), (iv) accidental death and dismemberment plan insurance coverage, (v) use of the Company aircraft, facilities, office space, parking space to the extent such use does not interfere with normal use by the Company, and personal use of administrative support staff and (vi) payment of club dues and assessments for various organizations in which the Retired Executives hold memberships.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and executive officers to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company’s equity securities and to provide copies of such reports to the Company. To the Company’s knowledge, based solely on a review of such copies or written representations relating thereto, insiders of the Company complied with all filing requirements for the fiscal year except for the Form 4 of Thomas W. Dickson which was filed by the Company on his behalf in an untimely manner due to administrative error. Mr. Dickson’s Form 4 reported the disposition of securities and a related exercise of stock options.

SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2007 annual meeting of shareholders is August 29, 2006. Any shareholder proposal to be submitted at the 2007 annual meeting of shareholders (but not required to be included in the Company’s proxy statement), including nominations for election to the Board of Directors, must also comply with Article III, Section 12 of the Company’s Bylaws, which requires that a shareholder give written notice to the Company not later than the 45th day prior to the first anniversary of the date the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Shareholder proposals submitted at the 2007 annual meeting of shareholders (but not required to be included in the Company’s proxy statement) will not be considered timely unless the notice required by the Bylaws is delivered to the Secretary of the Company not later than November 12, 2006.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission rules permit registrants to send a single set of the annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. Those options are available to you at any time.

ANNUAL REPORT

The Annual Report of the Company for the year ended October 2, 2005, including financial statements, accompanies this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying form of proxy to vote the proxies in accordance with their best judgment.

By order of the Board of Directors

Douglas J. Yacenda
Secretary

December 27, 2005

APPENDIX A

RUDDICK CORPORATION

AUDIT COMMITTEE CHARTER
(as amended on November 17, 2005)

I. Purpose. The Audit Committee is appointed by the Board to assist the Board with the oversight of: (1) the integrity of the financial statements and internal controls of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the outside auditor’s independence and qualifications, and (4) the performance of the Company’s internal audit function and outside auditors. The Audit Committee also is responsible for overseeing the preparation of the report of the Audit Committee required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual Proxy Statement.

II. Members. The Audit Committee shall consist of between three and five members of the Board. The members of the Committee shall meet the independence, financial literacy and accounting or related financial management expertise requirements of the SEC and the New York Stock Exchange, which are in effect from time to time, as determined by the Board. Ordinarily, at least one member of the Committee should meet the SEC’s definition of an “audit committee financial expert.” The Board, after due consideration of the recommendation of the Corporate Governance & Nominating Committee, shall appoint the members of the Audit Committee and designate its Chair. Members of the Audit Committee shall serve at the pleasure of the Board or until successors are appointed.

No committee member may simultaneously serve on the audit committee of more than three public companies (including the Company) unless the Board determines that such simultaneous service would not impair the ability of such committee member to serve on the committee and the Company discloses such determination in the Company’s proxy statement.

III.	Duties and Responsibilities. The Audit Committee shall:

1.	Annually retain, evaluate and, if appropriate, terminate and replace the Company’s outside auditor. The Audit Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation and oversight of the work of the outside auditor. The Audit Committee shall approve in advance the engagement of the outside auditor, including audit engagement fees and the overall terms of services to be provided. By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved.

2.	Pre-approve any permitted non-audit services to be performed by the outside auditor.

3.	Annually obtain and review a report from the outside auditor describing all relationships between the outside auditor and the Company. The Audit Committee shall consider, at least annually, the independence of the outside auditor, including considering whether the provision of non-audit services by the outside auditor is compatible with the auditor’s independence.

4.	Annually obtain and review a report by the outside auditor describing the auditor’s internal quality control procedures, any material issues raised by its most recent internal quality control review or peer review, and any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm and any steps taken to deal with any such issues.

5.	Establish policies for the hiring of employees and former employees of the outside auditor.

6.	From time to time, discuss generally the presentation and types of information included in the earnings press releases, and, if applicable, financial information and earnings guidance provided to analysts and rating agencies.

7.	Meet with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Review the annual audited financial statements and quarterly financial statements, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the outside auditor.

9.	Review from time to time (but in no event less often than annually) with the outside auditor and management, as appropriate:

a.	Significant financial reporting issues and judgments identified by management or the outside auditor and made in connection with the preparation of the Company’s financial statements;

b.	Major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management;

c.	Matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

d.	Audit problems or difficulties encountered and raised by the outside auditor in the course of the audit work and reported by the outside auditor to the Audit Committee, including restrictions on the scope of activities or access to required personnel or information, and disagreements with management; and

e.	Principles of accounting proposed or promulgated by regulatory accounting authorities and brought to the attention of the Audit Committee.

10.	Review the audited financial statements and recommend to the Board whether the financial statements should be included in the annual report on Form 10-K.

11.	Review and discuss with management and the outside auditor, as appropriate, the responsibilities, budget, significant findings and staffing of the Company’s internal audit function.

12.	Meet with management and the Company’s outside legal counsel, as appropriate, to review their reports on legal matters that they believe may have a material impact on the Company’s financial statements and any material reports or inquiries received by the Company from regulators or governmental agencies.

13.	Consult with the outside auditor and management periodically, as needed, concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls, and review management’s and the outside auditor’s reports on internal control over financial reporting.

14.	Establish procedures for and periodically receive reports regarding (a) the receipt, retention, validation and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

15.	Review and assess annually the Audit Committee’s performance of the duties specified in this Charter and the adequacy of this Charter, and recommend any proposed changes to the Corporate Governance & Nominating Committee of the Board.

16.	Review annually management’s programs regarding adherence to and the distribution of any code of business conduct or ethics policy adopted by the Company in compliance with SEC or NYSE requirements. The Committee shall receive reports of violations of, and review and either approve or disapprove any request for waiver of, such policies by any director, executive officer and the principal accounting officer.

IV. Outside Advisors. The Audit Committee shall have the authority and access to Company resources sufficient to retain, compensate and terminate such outside advisors as it determines appropriate to assist the Audit Committee in the performance of its functions.

V. Meetings. The Audit Committee shall meet as it deems necessary or appropriate in its judgment, and as required by law or applicable regulations, either in person or telephonically. The Audit Committee shall meet periodically with management, the Company’s internal audit staff, and the outside auditor in separate executive sessions. The Audit Committee shall keep minutes of its proceedings and make regular reports to the Board with respect to its activities.

VI. Delegation. To the extent permitted by law, regulations and NYSE listing standards, the Audit Committee may delegate any of its responsibilities to the Chairman or to a subcommittee as it deems appropriate. In the case of such delegation, the Chairman or subcommittee, as applicable, shall make regular reports to the Audit Committee regarding such delegated responsibilities.

APPENDIX B

RUDDICK CORPORATION DIRECTOR DEFERRAL PLAN

Amended and Restated
Effective February 16, 2006
(Subject to Shareholder Approval)

1.	Name:

This plan shall be known as the “Ruddick Corporation Director Deferral Plan” (the “Plan”).

2.	Purpose and Intent:

Ruddick Corporation (the “Corporation”) originally established this Plan effective January 1, 1998 for the purpose of providing the nonemployee members of its Board of Directors with the opportunity to defer payment of all (but not any portion of) the annual retainer fee and/or the regularly-scheduled or duly-called Board of Directors meetings fees payable during a year. This Plan (i) allows a participating director to defer all of the director’s annual retainer fee and meeting fees and (ii) sets forth special provisions for crediting such deferrals in a manner that parallels the performance of the Corporation’s common stock. The Plan was amended by resolution of the Board of Directors effective November 18, 2004 to provide for discretionary contributions by the Corporation for each nonemployee member of the Board of Directors. The Plan is hereby amended and restated effective February 16, 2006. It is the intent of the Corporation that amounts deferred under the Plan by a director shall not be taxable to the director for income tax purposes until the time actually received by the director. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A, the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

3.	Definitions:

For purposes of the Plan, the following terms shall have the following meanings:

(a) “Accounts” mean collectively the Participants’ Stock Accounts.

(b) “Board of Directors” means the Board of Directors of the Corporation.

(c) “Claim” means a claim for benefits under the Plan.

(d) “Claimant” means a person making a Claim.

(e) “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended, and the regulations thereunder.

(f) “Common Stock” means the common stock of the Corporation.

(g) “Compensation Committee” means the committee of individuals who are serving from time to time as the members of the Compensation Committee of the Board of Directors.

(h) “Fair Market Value” of a share of Common Stock means, as of a Valuation Date and for so long as shares of the Common Stock are listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, the mean between the high and low sales prices for the Common Stock on such Valuation Date, or, if no such shares were sold on such date, the most recent date on which shares of such Common Stock were sold, as reported in The Wall Street Journal. If the Common Stock is not listed on a national securities exchange or reported on The Nasdaq Stock Market as a Nasdaq National Market security, Fair Market

Value shall mean the average of the closing bid and asked prices for such stock in the over-the-counter market as reported by The Nasdaq Stock Market. If the Common Stock is not listed on a national securities exchange, reported on The Nasdaq Stock Market as a Nasdaq National Market security, or reported by The Nasdaq Stock Market in the over-the-counter market, Fair Market Value shall be the fair value thereof determined in good faith by the Board of Directors.

(i) “Fees” means both (i) the annual retainer fee (the “Annual Retainer Fee”) and (ii) any regularly-scheduled or duly-called Board of Directors meeting fees (the “Meetings Fees”) payable to a Nonemployee Director under the Corporation’s compensation policies for directors in effect from time to time.

(j) “Nonemployee Director” means an individual who is a member of the Board of Directors but who is not an employee of the Corporation or any of its Subsidiaries.

(k) “Participant” means a Nonemployee Director who has elected to participate in the Plan as provided in paragraph 5(b) below.

(l) “Payment Date” means the date ninety (90) days following the effective date on which the director ceases to be a member of the Board of Directors.

(m) “Plan Administrator” means the Compensation Committee, or such other person or entity designated as the “Plan Administrator” for purposes of the Plan by the Compensation Committee.

(n) “Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.

(o) “Stock Account” means the account established and maintained on the books of the Corporation to record a Participant’s interest under the Plan attributable to the Fees credited to the Participant pursuant to paragraphs 5(c) and (d) below, as adjusted from time to time pursuant to the terms of the Plan.

(p) “Stock Unit” means a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on the Valuation Date.

(q) “Subsidiary” means a subsidiary corporation of the Corporation as that term is defined in Code section 424(f).

(r) “Valuation Date” means any date requiring the determination of a Fair Market Value; in the case of association with a Payment Date, Valuation Date shall mean the business day next preceding the Payment Date; and in the case of the deferral of retainer, Fees or distributions payable on the Common Stock, Valuation Date shall mean the business day on which such payment would have been made.

4.	Administration:

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.	Operation:

(a) Eligibility.    Each Nonemployee Director shall be eligible to participate in the Plan.

(b) Elections to Defer/Contributions.    A Nonemployee Director may become a Participant in the Plan by irrevocably electing, on a form provided by the Plan Administrator, to defer all of the Annual Retainer Fee payable to the Nonemployee Director during such Plan Year and/or the Meetings Fees payable to the Nonemployee Director for all meetings occurring during such Plan Year. In order to be effective, a Nonemployee Director’s written election to defer must be executed and returned prior to the beginning of the Plan Year to which the election relates; provided, however, a Nonemployee Director shall have 30 days following the date he or she first becomes a Nonemployee Director to execute and return his or her initial written election to defer.

Effective on or about November 18, 2004, the Corporation may make discretionary contributions for the benefit of each Nonemployee Director who holds such position at the time the contribution is approved. Such amount shall be allocated to the Stock Account of each Participant as provided in Section 5(c) below.

(c) Establishment of Accounts.    The Corporation shall establish and maintain on its books a Stock Account for each Participant. Each Stock Account shall be designated by the name of the Participant for whom established. The Fees deferred by a Participant shall be credited to the Participant’s Stock Account as of the date such Fees would have otherwise been paid to the Participant. The Stock Account of a Participant shall be credited with a number of Stock Units equal to the number of whole and fractional shares of Common Stock which the Participant would have received with respect to such Fees if the Fees had been paid in Common Stock, determined by dividing such Fees by the Fair Market Value of a share of Common Stock on the Valuation Date and such Stock Units shall be credited to the Participant’s Stock Account as of the date the Fees would have been paid to the Participant.

(d) Adjustments to the Accounts.    Each Stock Account shall be credited additional whole or fractional Stock Units for distributions and stock dividends paid on the Common Stock based on the number of Stock Units in the Stock Account on the applicable record date, which additional whole or fractional Stock Units shall be calculated based on the Fair Market Value of the Common Stock on the applicable Valuation Date. Each Stock Account shall also be equitably adjusted as determined by the Plan Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Corporation.

(e) Method of Payment.    When a Participant ceases to serve as a member of the Board of Directors, such Participant’s Accounts shall continue to be credited with adjustments under paragraph 5(d) above through the Payment Date following the date on which the Participant’s membership on the Board of Directors ceases. The number of Stock Units in the Stock Account as of such Payment Date shall be delivered and paid in the form of a certificate, or an electronic equivalent thereof, for the equivalent number of whole shares of Common Stock, plus cash equivalent for any fractional shares; provided, however, that the maximum number of shares of Common Stock deliverable under this Plan shall be 500,000 subject to equitable adjustment by the Plan Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Corporation. Delivery and payment shall be made on the Payment Date as defined in Section 3(1) to the Participant or to the Participant’s designated beneficiary, if the Participant’s termination as a member of the Board of Directors was the result of the Participant’s death.

(f) Other Payment Provisions.    A Participant shall not be paid any portion of the Participant’s Stock Account prior to the Participant’s termination of services as a member of the Board of Directors. Any payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.

(g) Statements of Account.    Each Participant shall receive an annual statement of the balance in the Participant’s Account upon the request of a Participant or in the discretion of the Plan Administrator.

6.	Amendment, Modification and Termination of the Plan:

(a) Corporation’s Right to Amend or Modify.    The Board of Directors shall have the right and power at any time and from time to time to amend the Plan in whole or in part at any time; provided, however, that no such amendment or modification shall reduce the amount actually credited to a Participant’s Accounts under the Plan on the date of such amendment or modification, accelerate the due dates for the payment of such amounts, or further defer the due dates for the payment of such amounts.

(b) Corporation’s Right to Terminate.    The Board of Directors may terminate the Plan and accelerate the payment of benefits under the Plan in accordance with Code Section 409A and related treasury regulations and other guidance issued under Code Section 409A as follows:

(i)	all plans or arrangements of a similar type that cover or benefit employees are terminated;

(ii)	upon a change in control; or

(iii)	upon the Corporation’s bankruptcy or dissolution.

No such termination of the Plan shall reduce the amount actually credited to a Participant’s Accounts under the Plan on the date of the termination or further defer the due dates for the payment of such amounts.

(c) Disposition of the Plan Following Certain Transactions.    The Plan shall be continued following a transfer or sale of assets of the Corporation, or following the merger or consolidation of the Corporation into or with any other corporation or entity, by the purchaser or successor entity, unless the Plan has been terminated by the Corporation pursuant to the provisions of Section 6(b) prior to the effective date of such transaction.

7. Claims Procedures:

(a) General.    In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant’s filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances, determined in the sole discretion of the Plan Administrator, require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

(b) Notice of Decision of Plan Administrator. Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth:

(i) the specific reason(s) for the denial;

(ii) specific reference to pertinent provision(s) of the Plan upon which such denial is based;

(iii) a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the procedure hereunder for review of such Claim;

all in a manner calculated to be understood by such Claimant.

(c) Review of Decision of Plan Administrator. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the Claim. Such review shall be by the Board of Directors. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan Administrator and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative, to the Board of Directors. In the event of appeal, the Claimant or such

Claimant’s duly authorized representative may (i) review pertinent documents and (ii) submit issues and comments in writing to the Board of Directors. The Board of Directors shall review the following:

(i) the initial proceedings of the Plan Administrator with respect to such Claim;

(ii) such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and

(iii) such other material and information as the Board of Directors, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan Administrator.

The Board of Directors may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Board of Directors with respect to such appeal shall be made in no event later than sixty (60) days after receipt of such appeal, unless special circumstances, determined in the sole discretion of the Board of Directors, require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Board of Directors shall be in writing and in a manner calculated to be understandable by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Board of Directors. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.	Applicable Law:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

9.	Miscellaneous:

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any Participant. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation effective as of the 16th day of February, 2006.

RUDDICK CORPORATION

By:

Title:

▼ FOLD AND DETACH HERE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RUDDICK CORPORATION

ANNUAL MEETING, FEBRUARY 16, 2006

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Ruddick Corporation, a North Carolina corporation, hereby constitutes and appoints Edwin B. Borden, Jr., Alan T. Dickson and R. Stuart Dickson, and each of them, attorneys and proxies, with full power of substitution, to act for and on behalf of the undersigned to vote all shares of Ruddick Corporation Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in the Auditorium, 12th Floor, Two Wachovia Center, 301 S. Tryon Street, Charlotte, North Carolina on Thursday, February 16, 2006, at 10:00 A.M., local time, and any adjournment or adjournments thereof, as set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE AND THIS PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, IN FAVOR OF PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

This proxy card, when signed and returned, will also constitute voting instructions to T. Rowe Price Trust Company to vote or cause to be voted the shares held by T. Rowe Price Trust Company for the account of the undersigned in the Ruddick Employee Stock Ownership Plan. If this proxy card is not returned, or is returned unsigned, the shares will not be voted.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated December 27, 2005, and the Proxy Statement furnished therewith.

PLEASE VOTE, DATE AND SIGN ON REVERSE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

▼ FOLD AND DETACH HERE ▼

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

RUDDICK CORPORATION

Mark box at right if an address change or comment has been noted on the reverse side of this card.  ❑

RECORD DATE SHARES:

1.	Election of the following four nominees as Directors listed below for three-year terms.
	John R. Belk James E. S. Hynes	Thomas W. Dickson Harold C. Stowe
	For All Nominees ❑	Withhold ❑	For All Except ❑
NOTE: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).
2.	Approval of the Amended Ruddick Corporation Director Deferral Plan.
	For ❑	Against ❑	Abstain ❑
3.	The proxies are authorized to act upon any other business which may properly be brought before said meeting or any adjournment thereof.
Please be sure to sign and date this Proxy.
Date

Shareholder sign here

Co-owner sign here
Please sign exactly as your name(s) appear(s) on the stock certificate, as printed on this proxy card. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or a partnership, this signature should be that of an authorized officer or partner who should state his or her title.

DETACH CARD	DETACH CARD